EXHIBIT 23.1


             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


The Board of Directors
River Exploration, Inc.
(an exploration stage company)


We consent to the use in the Registration Statement of River Exploration, Inc. (an exploration stage company) on Form SB-2 (the "Registration Statement") of our Auditors' Report dated July 11, 2007 on the balance sheet of River Exploration, Inc. (an exploration stage company) as at November 30, 2006 and May 31, 2007 and the related statements of operations, stockholders' equity and cash flows for the period from incorporation on November 1, 2006 to November 30, 2006 and May 31, 2007.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.


"MACKAY LLP"

MACKAY LLP
CHARTERED ACCOUNTANTS




Vancouver, British Columbia
Canada

September 4, 2007